Exhibit 10.2

OPERATING CONTRACT

This Operating Contract entered into this  ______________7th ____day of October, 2008 by and between:

Operator:	John D. Oil and Gas Company
Address:	8500 Station St. Suite 345, Mentor, OH 44060
Owner:	Lucky Brothers, LLC
Address:	7670 Tyler Blvd., Mentor, Ohio 44060
Contractor:	Great Plains Exploration, LLC
Address:	8500 Station St. Suite 113, Mentor, 01I 44060

In consideration of mutual promises and agreements herein contained, OWNER engages OPERATOR as an independent contractor to operate the hereinafter designated well in conformity herewith.

A.	NAME AND LOCATION OF WELL Alpha Plaza Investments, Ltd. Property-Highland Heights, Ohio

B.	OBLIGATIONS OF CONTRACTOR

1.	To engage a qualified contractor to drill the well on terms and conditions which are approved by Owner.

2.	To thereafter do and perform any and all things necessary or incidental to the proper operation of the well.

3.	To comply with all rules and regulations of the State of Ohio and other agencies having jurisdiction.

4.	To furnish, by telephone call, a detailed daily drilling report to OWNER'S office at 440-255-6325 before 11:00 AM.

5.	To provide OWNER with monthly reports concerning the operation of the well on or before the twentieth (20t") day of each month for the previous month.

6	To notify local inspector for the Ohio Department of Natural Resources, Division of Mineral Resources Management, when needed.

7.	To carry at all times during the term of this Agreement at OPERATOR'S expense, insurance of the type and in minimum amounts as follows.

A.	Statutory workers' compensation and employer's liability insurance covering all of the contractor's employees.

B.	Comprehensive general liability insurance with limits of $5,000,000 per occurrence for death or bodily injury or property damage, naming as additional insureds OWNER and Alpha Plaza Investments, Ltd.

C.	Automobile liability insurance with limits of $1,000,000 per occurrence combined limit for bodily injury and property damage.

D.	OPERATOR agrees to provide OWNER and Alpha Plaza Investments, Ltd. with a certificate of insurance evidencing coverage's upon request by the OWNER or Alpha Plaza Investments, Ltd.

E.
CONTRACTOR shall indemnify, defend and save harmless Operator, Lucky Brothers, LLC, and Alpha Plaza Investments, Ltd. in connection with any and all claims for injury to or damage of personal property and for injury or death to personsoccasioned by the acts of CONTRACTOR, CONTRACTOR'S employees, agents, and servants.

8.
OPERATOR agrees to pay all claims for labor, material, services, and supplies furnished by OPERATOR hereunder and agrees to allow no lien or charge to be fixed upon the lease, the well(s), the land on which the well(s) is/are to be drilled, or other property of OWNER. OPERATOR agrees to indemnify, protect and save OWNER harmless from and against all such claims and liens.

9.
OPERATOR shall be an independent contractor with respect to performanceof all work hereunder and neither OPERATOR nor anyone employed by OWNER shall be deemed for any purpose to be the employee, agent, servant, or representative of the OWNER in the performance of any work or service or any part thereof in any manner dealt with hereunder, OPERATOR shall have no direction or control of OPERATOR of its employees and agents except in the results to be obtained. Work contemplated herein shall meet the approval of OWNER and shall be subject to the general right of inspection provided for the operator to secure the satisfactory completion thereof.

OPERATOR agrees not to sublet or assign any of the work required hereunder, except for the work normally performed by subcontractors, without the express written consent of OWNER.

In the event of the failure or inability of OPERATOR to perform any of its obligations hereunder in a timely manner, OWNER shall have all rights remedies provided by law, including without limitation the right to immediately terminate this agreement.

C.	OBLIGATIONS OF OWNER:

1.	To insure that OPERATOR has access at all times to the well and to all of the equipment associated therewith.

To reimburse OPERATOR for all expenses incurred in connection with the performance of OPERATOR'S duties hereunder.

D.	OBLIGATIONS OF OPERATOR:

1.	Comply with all obligations of OWNER under and pursuant to OWNER'S lease with Alpha Plaza Investments, Ltd. and with OPERATOR'S other obligations hereunder.

2.
UNDERGROUND DAMAGE: OPERATOR agrees to defend and indemnify OWNER for any and all claims against OWNER resulting from operations under this Agreement on account of injury to, destruction of or loss or impairment of any property right in or to oil, gas or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth.

3.
JURISDICTION AND VENUE: This Agreement shall be governed in all respects by law of the State of Ohio, without regard to conflict of laws or provisions thereof Any action filed by either party as a result of a dispute resulting from this Agreement shall only be filed in the Common Pleas Court of Lake County, Ohio, or in the United States District Court for the Northern District of Ohio, Eastern Division it being expressly agreed by the parties that said forums shall have exclusive and sole jurisdiction and venue to hear disputes between the parties arising out of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their signatures and executed this instrument as of the date and year first above written.

OWNER:	OPERATOR:
LUCKY BROTHERS, LLC	JOHN D. OIL AND GAS
COMPANY
BY: /GREGORY J. OSBORNE/
PRESIDENT
BY: ALPHA ACQUISITION, LLC
Co-Managing Member

BY: /LANCE F. OSBORNE/
Authorized Member

BY: JOHN D OIL AND GAS COMPANY
Co-Managing Member

BY: /GREGORY J. OSBORNE, PRESIDENT